EXHIBIT 23.1

Consent of Independent Certified Public Accountants

We consent to the incorporation by reference in the Registration Statements pertaining to the Global Imaging Systems, Inc. 401(k) Retirement Plan (Form S-8 No. 333-62765), the Global Imaging Systems, Inc. 1998 Stock Option and Incentive Plan and the Director Non-Incentive Stock Option (Form S-8 Nos. 333-80801 and 333-74780), and the Global Imaging Systems, Inc. 2001 Stock Option Plan (Form S-8 No. 333-74786) and the registration of the common stock of Global Imaging Systems, Inc. (Form S-3 No. 333-71264) of our reports dated May 9, 2003, except for Note 18, as to which the date is June 26, 2003, with respect to the consolidated financial statements and schedule of Global Imaging Systems, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended March 31, 2003.

/s/ Ernst & Young LLP

Tampa, Florida

June 26, 2003

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